Exhibit 12.5

BGE

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	155	244	211	11	344
Less: Capitalized interest	(4)	(6)	(7)	(5)	(6)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	151	238	204	6	338
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	148	137	136	149	127
Interest component of rental expense (a)	5	4	5	4	4

Total fixed charges	153	141	141	153	131
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	304	379	345	159	469
Ratio of earnings to fixed charges	2.0	2.7	2.4	1.0	3.6

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE

Ratio of Earnings to Fixed Charges and Preference Stock Dividends

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	155	244	211	11	344
Less: Capitalized interest	(4)	(6)	(7)	(5)	(6)
Preference security dividend requirements	(22)	(20)	(20)	(20)	(21)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	129	218	184	(14)	317
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	148	137	136	149	127
Interest component of rental expense (a)	5	4	5	4	4
Preference security dividend requirements	22	20	20	20	21

Total fixed charges	175	161	161	173	152
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	304	379	345	159	469
Ratio of earnings to fixed charges and preferred stock dividends	1.7	2.4	2.1	0.9 (b)	3.1

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.
(b)	The ratio coverage was less than 1:1. The registrant must generate additional earnings of $14 million to achieve a coverage ratio of 1:1.